UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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DIGITAS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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33 Arch Street

Boston, Massachusetts 02110

April 4, 2006

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Digitas Inc. (“Digitas” or the “Company”) to be held on Thursday, May 11, 2006, at 10:30 A.M. local time, at the Company’s headquarters on the seventeenth floor of 33 Arch Street, Boston, Massachusetts 02110.

The Annual Meeting has been called for the purpose of (i) electing one Class III director for a three-year term, (ii) ratifying the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006, and (iii) considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed Thursday, March 16, 2006, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors of Digitas recommends that you vote “FOR” the election of the nominee of the Board of Directors as director of the Company and the ratification of Ernst & Young LLP as independent auditors.

Please use this opportunity to take part in the affairs of Digitas. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy or vote electronically via the Internet or by telephone.

On behalf of the Board of Directors, I would like to express our appreciation for your interest in Digitas.

Sincerely,

David W. Kenny

Chairman of the Board of Directors

and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on May 11, 2006

Notice is hereby given that the Annual Meeting of Stockholders of Digitas Inc. (the “Company”) will be held on Thursday, May 11, 2006, at 10:30 A.M. local time, at the Company’s headquarters on the seventeenth floor of 33 Arch Street, Boston, Massachusetts 02110 (the “Annual Meeting”) for the purpose of considering and voting upon:

1.	The election of one Class III director to hold office until the Company’s 2009 annual meeting of stockholders and until his successor is duly elected and qualified.

2.	The ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for fiscal year ending December 31, 2006.

3.	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed March 16, 2006 as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Only holders of record of Common Stock at 5:00 P.M. local time on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE ENCLOSED PROXY CARD; (2) GO TO THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; OR (3) MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. VOTES SUBMITTED VIA THE INTERNET OR BY TELEPHONE MUST BE RECEIVED BY 12:00 MIDNIGHT BOSTON TIME ON MAY 10, 2006. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

By Order of the Board of Directors

Ernest W. Cloutier

Secretary

Boston, Massachusetts

April 4, 2006

33 Arch Street

Boston, Massachusetts 02110

(617) 369-8000

Proxy Statement

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 11, 2006

Solicitation of Proxies

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders. The Annual Meeting will be held on Thursday, May 11, 2006, at 10:30 A.M. local time, at the headquarters of Digitas Inc. (“Digitas” or the “Company”) on the seventeenth floor of 33 Arch Street, Boston, Massachusetts 02110. This proxy statement and the accompanying proxy card are being mailed to stockholders on or about April 4, 2006.

Information about the Annual Meeting

Who Can Vote

Stockholders of record at the close of business on March 16, 2006 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of March 16, 2006, there were 90,527,035 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Voting by Proxy

All of the Company’s stockholders may vote by mail or in person at the Annual Meeting. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given, properly executed proxies will be voted “FOR” the election of the nominee for director listed in this proxy statement and “FOR” the ratification of Ernst & Young LLP as the Company’s independent auditors. The Board of Directors is not aware of any other issue which may properly be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting, the accompanying proxy will be voted in accordance with the judgment of the proxy holders.

Most of the Company’s stockholders may also vote their shares by telephone or by using the Internet. If you vote by telephone or by using the Internet, you do not need to return your proxy card. The instructions for voting by telephone or by using the Internet can be found with your proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Revoking a Proxy

You may revoke your proxy at any time before it is voted on any matter by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy) or at any time prior to the meeting:

•	By delivering a written notice to the Secretary of the Company;

•	By delivering an authorized proxy with a later date; or

•	By voting by telephone or over the Internet at a later date.

Number of Votes

All stockholders have one vote per share of Common Stock held. Holders of the Company’s Common Stock are not entitled to vote cumulatively for the election of directors.

Quorum

The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary power to vote such shares) will be counted for the purpose of determining whether a quorum is present for the transaction of business at the meeting.

Effect of Broker Non-Votes and Abstentions

A proxy submitted by an institution such as a broker or bank that holds shares for the account of a beneficial owner may indicate that all or a portion of the shares represented by that proxy are not being voted with respect to a particular matter. This could occur, for example, when the broker or bank is not permitted to vote those shares in the absence of instructions from the beneficial owner of the stock. These “broker non-votes” will be considered shares not present and, therefore, not entitled to vote on that matter, although these shares will be considered present and entitled to vote for other purposes, including to determine whether a quorum is present at the meeting. Broker non-voting shares will not affect the determination of the outcome of the vote on any matter to be decided at the Annual Meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum for the transaction of business; but will not affect the determination of the outcome of the vote on any matter to be decided at the annual meeting.

Inspectors of Election

The inspectors of election and the tabulators of all proxies, ballots, and voting tabulations that identify stockholders are independent and are not employees of the Company.

Proposal 1—Election of Directors (Item 1 on Proxy Card)

The Company’s Board of Directors is divided into three classes, with members of each class holding office for three-year terms, with one class being elected at each annual meeting. There are currently two Class III directors, whose term of office will continue until the 2006 annual meeting of stockholders, three Class I directors, whose term of office will continue until the 2007 annual meeting of stockholders and two Class II directors, whose term of office will continue until the 2008 annual meeting of stockholders (in all cases, subject to the election and qualification of their successors or their earlier death, resignation or removal).

At the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares represented by each properly executed proxy for the election of Gregor S. Bailar as a Class III director, unless authority to vote for the election of the nominee is withheld by marking the proxy to that effect. Mr. Bailar is currently a director of the Company. The Company’s Board of Directors has nominated only one director to stand for re-election, which is fewer than the number of Class III directors during the fiscal year ending December 31, 2005. One of the Company’s Class III directors, Philip U. Hammarskjold, resigned from the Board of Directors on January 24, 2006. The other Class III director, Michael E. Bronner, has declined to stand for re-election as a director because of other commitments. The Company’s Board of Directors is currently working with a search firm and is also conducting its own independent search to identify directors to fill the vacancies on the board as a Class III director. Your proxy cannot be voted for a greater number of directors than one, the number of nominees named by the Board of Directors.

The Class III director elected will hold office until Digitas’ annual meeting of stockholders to be held in 2009 and until his successor is elected and qualified. The nominee has indicated his willingness to serve, if elected; however, if the nominee should be unable or unwilling to stand for election, the person acting under the proxy may vote the shares represented by each properly executed proxy for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominee will be unable to serve if elected.

Vote Required for Approval

The affirmative vote of holders of a plurality of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of the nominee as a director of the Company. Abstentions and broker non-votes will not be counted and will have no effect on the election of directors but will be counted for the purpose of establishing a quorum.

Information Concerning Directors

All of the Company’s directors are listed below with their principal occupation and business experience for at least the past five years, the names of other publicly held companies of which they serve as a director, and their age and length of service as a director of the Company.

NOMINEE FOR TERM EXPIRING IN 2009 (CLASS III DIRECTORS)

Gregor S. Bailar, Age 42, Director since 2001

Executive Vice President and Chief Information Officer, Executive Committee Member, Capital One Financial Corp.

Mr. Bailar joined Capital One Financial, a financial services company, in November 2001 as Executive Vice President and Chief Information Officer, and is responsible for all technology activities for Capital One’s businesses globally. Prior to joining Capital One, Mr. Bailar served as Chief Information Officer and Executive Vice President for Operations and Technology for the National Association of Securities Dealers/The Nasdaq Stock Market, from January 1998 until October 2001. He holds a degree in Electrical Engineering and Computer Science from Dartmouth College. He also serves on the board of directors for Red Oak Software and Reading is Fundamental.

DIRECTORS WHOSE TERMS EXPIRE IN 2007 (CLASS I DIRECTORS)

Robert R. Glatz, Age 51, Director since 2003

Executive Vice President, Corporate Development and Global Capture, BearingPoint, Inc.

Mr. Glatz joined BearingPoint, Inc. in August 2005 as Executive Vice President of Corporate Development and Global Capture. Prior to joining BearingPoint, Mr. Glatz served as the Global Managing Partner, Corporate Development, of PricewaterhouseCoopers (PwC) Consulting from July 2001 until the sale of the business in October 2002. Prior to that assignment, Mr. Glatz served in the same role for all lines of business within PwC, overseeing acquisition, joint venture, alliance, and divestiture activities. Mr. Glatz began his career on the Price Waterhouse (PW) audit staff and later spent over ten years in the tax practice. He held leadership roles in both the tax and consulting businesses and also served as a member of the Management Committee of PW. He holds a degree in accounting from The Ohio State University and is a certified public accountant.

David W. Kenny, Age 44, Director since 1997

Chairman and Chief Executive Officer of Digitas Inc.

Mr. Kenny joined the Company as Vice Chairman in January 1997. He was named Chief Executive Officer in August 1997 and Chairman in January 1999. From 1991 to 1997, Mr. Kenny was a partner at Bain & Company, a strategy consulting firm, and was named to its Policy Committee in 1995. He holds a B.S. degree from the General Motors Institute (now Kettering University) and an M.B.A. from Harvard Business School. Mr. Kenny also serves on the board of directors of The Corporate Executive Board and on the board of directors of Sentient Air.

Joseph R. Zimmel, Age 52, Director since 2004

Retired Managing Director, Goldman, Sachs & Co.

Mr. Zimmel served on the board of directors of Modem Media, Inc. from May 4, 1999 until he joined the Digitas Board of Directors in October 2004. Mr. Zimmel is currently a private investor. From December 2001 until November 2002, Mr. Zimmel served as an Advisory Director to the Goldman Sachs Group. Prior to that engagement, Mr. Zimmel held the position of Managing Director of the Communications, Media & Entertainment Group for the Americas in the investment banking division at Goldman, Sachs & Co., from 1999 to 2001. Mr. Zimmel served as a Managing Director and the head of that group from 1992 to 1999. Mr. Zimmel also serves on the board of directors of CenturyTel, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2008 (CLASS II DIRECTORS)

Arthur Kern, Age 59, Director since 1999

Private Investor

Prior to investing in media and marketing services companies, Mr. Kern was co-founder and Chief Executive Officer of American Media Management, Inc. (“American Media”), a group owner of commercial radio stations sold to AMFM (now part of Clear Channel Communications) in 1994. Mr. Kern has been a director of American Media since 1987. He holds a B.A. from Yale University. He also serves on the board of directors of Yahoo!, Inc., a global Internet company.

Gail J. McGovern, Age 54, Director since 2004

Professor of Management Practice, Harvard Business School

Prior to joining Harvard University in June 2002 as a Professor of Management Practice, Ms. McGovern was president of Fidelity Personal Investments, a unit of Fidelity Investments. Ms. McGovern joined Fidelity in September 1998 as president of Distribution and Services. Ms. McGovern received a degree in theoretical mathematics from Johns Hopkins University and an MBA from Columbia University. She is a member of the board of trustees of Johns Hopkins University, the board of directors of the Hartford Financial Services Group, and the board of directors of DTE Energy.

Recommendation

The Board of Directors recommends that the stockholders vote FOR the election of the nominee as director of the Company.

Committees of the Board of Directors

The Board of Directors of the Company held seven meetings in 2005. During 2005, each of the directors attended at least 75 percent of the total number of meetings of the Board and of the committees of the Board for which he or she was a member, except Ms. McGovern who attended 73 percent of the meetings of the Board and of the committees of the Board of which she was a member. The Board of Directors has determined that each of Messrs. Bailar, Bronner, Glatz, Kern, and Zimmel and Ms. McGovern is an “independent director” in accordance with the applicable Nasdaq listing requirements. Therefore, the Company currently has a majority of “independent directors.” The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Between January 1, 2005 and February 21, 2005, the Audit Committee consisted of Mr. Hammarskjold, its chairman and Messrs. Bailar and Kern. On February 22, 2005, Mr. Glatz joined the Audit Committee. On May 12, 2005 Messrs. Bailar and Hammarskjold ceased to be members of the Audit Committee. On May 12, 2005 Mr. Zimmel joined the Audit Committee and Mr. Glatz was named chairman. The Board of Directors has determined that Messrs. Glatz, Kern and Zimmel are “independent” as defined in The Nasdaq Stock Market’s Marketplace Rules. The Audit Committee held six meetings in 2005. The Audit Committee oversees the accounting, auditing, and financial reporting processes of the Company as well as the Company’s compliance with applicable laws, rules and regulations. Each year, it recommends to the Board a firm of independent public accountants to serve as the Company’s auditors. The Audit Committee reviews with such auditors the scope and results of their audit, fees for their services, and their independence with respect to the Company. The Audit Committee also establishes and periodically reviews the Company’s procedures for handling complaints regarding accounting policies and internal accounting controls. On March 8, 2006, the Board of Directors determined that all members of the Audit Committee, Messrs. Kern, Glatz and Zimmel qualify as an “audit committee financial expert” under the Exchange Act by means of their experience identified in this proxy statement under “Information Concerning Directors.” The Board of Directors has also determined that they are “independent” under the Exchange Act and as defined in the Nasdaq Stock Market’s Marketplace Rules. The charter for the Audit Committee is available on the Company’s website at www.digitasinc.com.

From January 1, 2005 to May 12, 2005, the Compensation Committee consisted of Mr. Bailar, its chairman, Mr. Kern, and Ms. McGovern. On May 12, 2005 Mr. Kern ceased to be a member of the Compensation Committee and Mr. Bronner joined the Compensation Committee. The Board of Directors has determined that each of Messrs. Bailar and Bronner and Ms. McGovern are “independent” as defined in The Nasdaq Stock Market’s Marketplace Rules. The Compensation Committee held eight meetings in 2005. It is responsible for reviewing and recommending to the Board of Directors the amount and type of consideration to be paid to senior management, administering the Company’s stock plans and establishing general policies relating to the compensation and benefits of employees. The Compensation Committee also recommends compensation policies and amounts for the Board of Directors. Members of the Compensation Committee conferred regularly with the Chief Executive Officer and the Chief Administrative Officer on issues of incentive compensation and recruiting. The charter for the Compensation Committee is available on the Company’s website at www.digitasinc.com.

From January 1, 2005 to May 12, 2005 the Nominating and Corporate Governance Committee (the “Nominating Committee”), consisted of Mr. Kern, its chairman and Messrs. Bronner and Hammarskjold. On May 12, 2005 Mr. Bronner ceased to be a member of the Nominating Committee. On January 24, 2006, Mr. Hammarskjold ceased to be a member of the Nominating Committee. On January 24, 2006, Ms. McGovern joined the Nominating Committee. The Board of Directors has determined that Mr. Kern and Ms. McGovern are “independent” as defined in The Nasdaq Stock Market’s Marketplace Rules. The Nominating Committee held three meetings in 2005. It is responsible for recommending to the Board of Directors of the Company criteria for membership on the Board of Directors, identifying individuals qualified to serve on the Board of Directors and recommending individuals for selection by the Board of Directors as director nominees for election at each annual meeting of the Company’s stockholders. The Nominating Committee is also responsible for developing and recommending to the Board of Directors corporate governance guidelines applicable to the Company and overseeing the annual evaluation of the Board of Directors. The charter for the Nominating Committee (the “Nominating Committee Charter”) is available on the Company’s website at www.digitasinc.com.

The Nominating Committee has a policy that it will review and evaluate the qualifications of any director candidates who have been recommended by stockholders of the Company in compliance with the policies set forth in the Nominating Committee Charter. According to this policy, any stockholder submitting a recommendation for a director candidate must submit it to the Secretary of the Company at the Company’s corporate headquarters not later than the 120th calendar day before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. The Secretary of the Company will forward all recommendations to the Nominating Committee. The stockholder’s recommendation must include information required by the Nominating Committee Charter, including information about the stockholder making the recommendation and about the proposed director candidate. The Nominating Committee believes that any nominee that it recommends for a position on the Company’s Board of Directors must possess the highest personal and professional integrity, exceptional ability and judgment and such other characteristics as it deems appropriate to demonstrate that he or she would be highly effective, in conjunction with the other directors and nominees for director, in serving the best interest of the Company’s stockholders. The Nominating Committee may solicit recommendations for director nominees from non-management directors, the Company’s Chairman, Chief Executive Officer or other executive officers, third-party search firms or any other source that it deems appropriate. To evaluate any potential nominee, the Nominating Committee will review and evaluate the qualifications of any proposed director candidate and conduct inquiries into his or her background to the extent that it deems appropriate under the circumstances. In identifying and evaluating proposed director candidates, the Nominating Committee may consider, in addition to the criteria approved by the Board, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. All proposed director candidates will be evaluated in the same manner, regardless of the source of the initial recommendation.

The Company does not have a policy with respect to directors’ attendance at the Company’s annual meeting of stockholders. Six members of the Company’s Board of Directors attended the 2005 annual meeting of stockholders. The Board of Directors provides a process for stockholders to directly and confidentially communicate with it through the Audit Committee. Information regarding this process appears in the Code of Conduct adopted by the Company’s Board of Directors, which is available on the Company’s website at www.digitasinc.com.

Compensation of Directors

Company employees are not compensated for serving on the Board of Directors or committees of the Board. The Company’s Board of Director compensation plan is reviewed annually. Under the Company’s Board of Director compensation plan for the period from May 2004 through May 2005, non-employee directors received $25,000 in arrears and options to purchase common stock of the Company under the Company’s 2000 Stock Option and Incentive Plan equal in value to $25,000 using a Black-Scholes option pricing model calculation issued following the twelve month period on May 12, 2005. Under the Company’s current Board of Director compensation plan, which has been in effect since May, 2005, for the twelve month period ending on May 11, 2006 non-employee directors each received annual cash compensation of $35,000 in advance and a restricted stock award under the Company’s 2000 Stock Option and Incentive Plan equal in value to $50,000 using the average closing price for the thirty trading days prior to the grant date. Under the Company’s Corporate Governance Guidelines, during their tenure as directors of the Company, directors are required to hold and not sell shares of the Company’s Common Stock awarded to them as restricted stock. In addition, non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending the meetings of the Board of Directors.

The table below sets forth information concerning the grant of non-qualified options to purchase shares of Company Common Stock to non-employee Directors of the Company for the period from January 2005 through May 2005.

Name	Grant Date	Number of Securities Underlying the Options Granted	Per Share Exercise Price	Date Exercisable
Gregor Bailar	5/12/05	5,841	$9.97	5/12/05
Arthur Kern	5/12/05	5,841	$9.97	5/12/05
Michael E. Bronner	5/12/05	5,841	$9.97	5/12/05
Joseph Zimmel	5/12/05	3,361	$9.97	5/12/05
Robert R. Glatz	5/12/05	5,841	$9.97	5/12/05
Gail J. McGovern	5/12/05	5,841	$9.97	5/12/05
Philip U. Hammarskjold	5/12/05	5,841	$9.97	5/12/05

The table below sets forth information concerning the grant of restricted shares of Company Common Stock to non-employee Directors of the Company for the period from May 2005 through December 2005. Fifty percent of these grants will vest on May 12, 2007 and the remaining fifty percent will vest on May 12, 2008. Restricted stock awards with an asterisk represent awards made with respect to appointment to the Board of Directors.

Name	Grant Date	Number of Securities Underlying the Restricted Stock Granted	Per Share Fair Market Value	Date Fully Vested
Gregor Bailar	5/12/05	4,941	$9.97	5/12/08
Arthur Kern	5/12/05	4,941	$9.97	5/12/08
Michael E. Bronner	5/12/05	4,941	$9.97	5/12/08
Joseph Zimmel*	5/12/05	4,941	$9.97	5/12/08
Joseph Zimmel	5/12/05	4,941	$9.97	5/12/08
Gail J. McGovern*	5/12/05	4,941	$9.97	5/12/08
Gail J. McGovern	5/12/05	4,941	$9.97	5/12/08
Robert R. Glatz*	5/12/05	4,941	$9.97	5/12/08
Robert R. Glatz	5/12/05	4,941	$9.97	5/12/08
Philip U. Hammarskjold	5/12/05	4,941	$9.97	5/12/08

Executive Officers

The names and ages of all executive officers of the Company and, unless previously set forth above, the principal occupation and business experience for at least the last five years for each are set forth below.

Name	Age	Position
David W. Kenny	44	Chairman and Chief Executive Officer
Laura W. Lang	50	President, Digitas LLC
Martin F. Reidy	48	President, Modem Media, Inc.
Cella M. Irvine	48	Executive Vice President, Chief Administrative Officer
Brian K. Roberts	35	Executive Vice President, Chief Financial and Accounting Officer
Ernest W. Cloutier	33	Senior Vice President, General Counsel and Secretary

Laura W. Lang was elected President of Digitas LLC, a wholly owned subsidiary agency of the Company, effective July 1, 2004 after serving as President of Digitas LLC’s New York and Chicago offices since January 1, 2003. Ms. Lang joined the Company in April 1999 as an Executive Vice President of Marketing. Ms. Lang currently serves on the board of directors of Benchmark Electronics, Inc. Ms. Lang holds a B.A. from Tufts University and an M.B.A. from University of Pennsylvania Wharton School of Business.

Martin F. Reidy was elected President, Modem Media, Inc., a wholly owned subsidiary agency of the Company, on October 15, 2004 after serving as President of Digitas’ San Francisco office since January 1, 2004. Prior to joining the Company, Mr. Reidy was President and Chief Executive Officer of R/GA, Interpublic Group’s interactive agency from 1996 to 2003. Mr. Reidy holds a B.A. from the University of California at Berkeley and an M.B.A. from the University of Pennsylvania Wharton School of Business.

Cella M. Irvine joined the Company on March 31, 2005 as Executive Vice President and Chief Administrative Officer. Prior to joining the Company, Ms. Irvine was Chief Operations Officer of Marsh Placement, Inc., a business unit of Marsh Inc., from April 2004 to March 2005. Ms. Irvine joined Marsh Inc. in 2001 as head of strategic planning. From April 1996 to December 1999, Ms. Irvine was general manager of New York Sidewalk, Microsoft’s internet-based local media venture. Ms. Irvine holds a B.A. from Cornell and an M.B.A. from Harvard Business School.

Brian K. Roberts was elected Chief Financial Officer effective February 1, 2005 after being appointed Chief Accounting Officer in August 2003. Mr. Roberts joined the Company in June 2001 as Senior Vice President and Controller. Prior to joining the Company, from January 2000 to June 2001, Mr. Roberts was Vice President of Finance at Idiom Technologies, Inc., a software and services provider. From 1997 through 1999, Mr. Roberts was U.S. Controller for The Monitor Group, a management consulting firm. Mr. Roberts received his B.S. in Accounting and Finance from Boston College. He is a certified public accountant in Massachusetts.

Ernest W. Cloutier was elected General Counsel and Secretary on May 13, 2004 after serving the Company as Senior Vice President and Assistant General Counsel since October 2003. He joined the Company in October 2000 as Vice President and Assistant General Counsel. Prior to his appointment at Digitas, Mr. Cloutier was an associate at the Boston office of Goodwin Procter LLP where his practice included public company representation, mergers and acquisitions and corporate governance. Mr. Cloutier holds a B.A. from Bates College and a J.D. from Washington College of Law at The American University.

Each of the officers holds his or her respective office until the regular annual meeting of the Board of Directors following the annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a written charter (the “Audit Committee Charter”) approved and adopted by the Board. The Audit Committee Charter is attached to this proxy statement as Exhibit A and is available on the Company’s website at www.digitasinc.com.

The Audit Committee has prepared the following report for inclusion in this proxy statement:

The Audit Committee has reviewed and discussed the Company’s December 31, 2005 audited financial statements with management and with Ernst & Young LLP, the Company’s independent auditors. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (communication with audit committees) as amended by Statement on Auditing Standards No. 90 (audit committee communications). In addition, the Audit Committee has also received from the independent auditors the written disclosures and the letter required by the Independence Standards Board Standards No. 1 (Independence Discussions with the Audit Committee) and has discussed with Ernst & Young LLP their independence from the Company. The Audit Committee also considered whether the auditors’ provision of non-audit services to the Company is compatible with the independence of Ernst & Young LLP.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

While the Audit Committee oversees the Company’s financial reporting process for the Board of Directors consistent with the Audit Committee Charter, management has primary responsibility for this process including the Company’s system of internal control, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. In addition, the Company’s independent auditors and not the Audit Committee are responsible for auditing those financial statements.

Respectfully submitted,

The Audit Committee

Robert R. Glatz

Arthur Kern

Joseph R. Zimmel

Fees Paid to Independent Auditors

The following table sets forth information regarding aggregate fees paid to Ernst & Young LLP for the fiscal years ended December 31, 2005 and 2004, respectively:

	2005		2004
Audit Fees	$770,085	(1)	$778,263	(2)
Audit-Related Fees	$72,967	(3)	$352,730	(4)
Tax Fees	$70,000	(5)	$48,150	(6)
Tax-Related Fees	$230,675	(7)	$211,944	(8)

Total	$1,143,727		$1,391,087

(1)	Principally includes the annual audit, quarterly reviews, fees related assistance with SEC registration requirements, residual audit fees related to the acquisition of Modem Media, Inc., and fees related to the attestation of management’s report on the effectiveness of internal control over financial reporting.

(2)	Principally includes the annual audit, quarterly reviews, fees related to the acquisition of Modem Media, Inc., fees related to assistance with SEC registration requirements and fees related to the attestation of management’s report on the effectiveness of internal control over financial reporting.

(3)	Principally audits of employee benefit plans and miscellaneous accounting advice.

(4)	Principally audits of employee benefit plans, accounting advice related to the acquisition of Modem Media, Inc., fees related to assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations and other accounting advice.

(5)	Principally tax compliance fees.

(6)	Principally tax compliance fees.

(7)	Principally international restructuring services (including U.S. federal and international returns), tax fees related to the acquisition of Modem Media, Inc. and tax examination services.

(8)	Principally international restructuring services (including U.S. federal and international returns), tax fees related to the acquisition of Modem Media, Inc. and tax examination services.

“Audit Related Fees” are for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements. Of the services described in the preceding table, all of such services were approved by the Audit Committee. The Audit Committee has considered whether the provision of such services, including non-audit services, by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence and has concluded that it is.

According to policies adopted by the Audit Committee and ratified by the Company’s Board of Directors, to ensure compliance with the Securities and Exchange Commission’s rules regarding auditor independence, any services to be provided by the Company’s independent auditor must be pre-approved by the Audit Committee. The Audit Committee reviews and pre-approves on an annual basis various types of services that may be performed by the independent auditor within specified budget limitations and without specific approval of each engagement. Any services that are not within the scope of those services or budget limitations require approval by the Audit Committee with respect to each engagement.

Each request for services to be provided by the independent auditor must be reviewed by either the Company’s Chief Financial Officer or Chief Accounting Officer to determine whether the engagement requires specific approval or falls within the scope and budget of an already pre-approved type of service. Any request for services that are not already pre-approved or exceed a pre-approved budget must be submitted to the Audit Committee for pre-approval by both the independent auditor and the Chief Financial Officer or Chief Accounting Officer along with a joint statement about whether the provision of services would be consistent with the Securities and Exchange Commission’s rules on auditor independence.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of March 16, 2006: (1) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director of the Company; (iii) by each present executive officer of the Company named in the Summary Compensation Table set forth below; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise noted, the business address of the listed beneficial owner is c/o Digitas Inc., 33 Arch Street, Boston, Massachusetts 02110.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
FMR Corp.(3) 82 Devonshire Street Boston, MA 02109	11,215,089	12.4
David W. Kenny(4)	6,870,147	7.0
Laura W. Lang(5)	706,140	*
Martin F. Reidy(6)	106,875	*
Cella M. Irvine(7)	38,750	*
Brian K. Roberts(8)	94,372	*
Gregor Bailar(9) Capital One Financial Corp. 2980 Fairview Park Drive Falls Church, VA 22042	55,412	*
Arthur Kern(10)	369,228	*
Gail J. McGovern(11)	17,251	*
Robert R. Glatz(12)	18,779	*
Joseph R. Zimmel(13)	59,443	*
All executive officers and directors, as a group (11 persons)(14)	8,394,942	8.5

*	Represents less than 1% of the outstanding Common Stock

Table Footnotes

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of Common Stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of March 16, 2006 (“presently exercisable stock options”).

(2)	Applicable percentage of ownership as of March 16, 2006 is based upon 90,527,035 shares of Common Stock outstanding.

(3)	FMR Corp. filed an amended Schedule 13G on February 14, 2006, as a parent holding company on behalf of itself, its Chairman, Edward C. Johnson 3d, and Fidelity Management & Research Company, an investment adviser, Fidelity Management Trust Company, a bank under the Exchange Act, and Fidelity International Limited, a qualified institution (“FIL”).

Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 8,394,057 shares or 9.381% of the Common Stock outstanding of Digitas Inc (“the Company”) as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 8,394,057 shares owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 2,202,431 shares or 2.461% of the Common Stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s).

Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 2,202,431 shares and sole power to vote or to direct the voting of 2,202,431 shares of Common Stock owned by the institutional account(s) as reported above.

Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 618,601 shares or 0.691% of the Common Stock outstanding of the Company.

A partnership controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR Corp. and FIL, or trusts for their benefit, owns shares of FIL voting stock with the right to cast approximately 38% of the total votes which may be cast by all holders of FIL voting stock. FMR Corp. and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.

FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the “1934” Act) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). However, FMR Corp. is making this filing on a voluntary basis as if all of the shares are beneficially owned by FMR Corp. and FIL on a joint basis.

(4)	Includes 1,000 shares held by Mr. Kenny, and options held by Mr. Kenny that are currently exercisable or will become exercisable within 60 days of March 16, 2006 for 6,806,647 shares and 62,500 restricted shares that were granted on April 1, 2005.

(5)	Includes 586 shares held by Ms. Lang, and options held by Ms. Lang that are currently exercisable or will become exercisable within 60 days of March 16, 2006 for 659,054 shares and 46,500 restricted shares that were granted on April 1, 2005.

(6)	Includes options held by Mr. Reidy that are currently exercisable or will become exercisable within 60 days of March 16, 2006 for 84,375 shares and 22,500 restricted shares that were granted on April 1, 2005.

(7)	Includes options held by Ms. Irvine that are currently exercisable or will become exercisable within 60 days of March 16, 2006 for 18,750 shares and 20,000 restricted shares that were granted on April 1, 2005.

(8)	Includes 6,430 shares held by Mr. Roberts, and options held by Mr. Roberts that are currently exercisable or will become exercisable within 60 days of March 16, 2006 for 78,542 shares and 9,400 restricted shares that were granted on April 1, 2005.

(9)	Includes options held by Mr. Bailar that are currently exercisable or will become exercisable within 60 days of March 16, 2006 for 50,471 shares and 4,941 restricted shares that were granted on May 12, 2005.

(10)	Includes 157,816 shares held by the Arthur Kern Revocable Trust of which Mr. Kern has sole dispositive and voting power, 20,000 shares held by American Media Management Inc., a corporation controlled by Mr. Kern, and options held by Mr. Kern that are currently exercisable or will become exercisable within 60 days of March 16, 2006 for 186,471 shares and 4,941 restricted shares that were granted on May 12, 2005.

(11)	Includes option held by Ms. McGovern that is currently exercisable or will become exercisable within 60 days of March 16, 2006 for 7,369 shares and 9,882 restricted shares that were granted on May 12, 2005.

(12)	Includes option held by Mr. Glatz that is currently exercisable or will become exercisable within 60 days of March 16, 2006 for 8,897 shares and 9,882 restricted shares that were granted on May 12, 2005.

(13)	Includes options held by Mr. Zimmel that are currently exercisable or will become exercisable within 60 days of March 16, 2006 for 49,561 shares and 9,882 restricted shares that were granted on May 12, 2005.

(14)	Includes options to purchase 7,996,712 shares of Common Stock that are currently exercisable or will become exercisable within 60 days of March 16, 2006. Includes 7,270 shares held by Ernest Cloutier, options held by Mr. Cloutier that are currently exercisable or will become exercisable within 60 days of March 16, 2006 for 46,575 and 4,700 restricted shares that were granted on April 1, 2005.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors consists of Messrs. Bailar and Bronner and Ms. McGovern. Each of them is a non-employee director of the Company who qualifies as “independent” under The Nasdaq Stock Market’s Marketplace Rules. The Compensation Committee is responsible for approving executive officer compensation and for administering compensation and benefit plans for senior executives. Executive compensation programs are structured to provide overall levels of compensation opportunity that are competitive with the Company’s industry, as well as a broader spectrum of companies of comparable size and complexities. The objectives of the Company’s executive compensation programs are to:

•	attract and retain highly talented executives;

•	link rewards to performance at various levels in the organization including company, agency and individual performance; and

•	drive favorable returns and value for its shareholders.

A mix of compensation components is provided to executives to achieve these objectives. The components of the Company’s Executive Compensation Program are base salary, deferred compensation, short-term incentive compensation through an annual cash bonus and long-term incentive compensation through grants of stock equity.

Base Salary

Salaries of executive officers are derived through a combination of external and internal factors. Through a comparison of competitive industry practice conducted by an independent executive compensation consultant as well as an assessment of each executive’s performance, scope and impact of his or her job, and the performance of the Company, Mr. Kenny recommends to the Compensation Committee a base salary for each executive officer. In 2005 base salaries of select senior executives were increased to reflect new and expanded roles and responsibilities. Salaries of newly hired executive officers reflect what the Compensation Committee believes is competitive and necessary in order to attract truly outstanding individuals instrumental to furthering the Company’s growth.

Annual Cash Bonus

The purpose of the Executive Annual Bonus Plan is to motivate and reward the Company’s executives for attainment of the Company’s annual financial goals, achievement of financial performance and operating objectives of each executive’s unit, and the individual performance of the executive against his or her respective goals. Bonus targets are established in the beginning of each year by role and reflect competitive industry practice. The annual funding level of the bonus pool for 2005 was determined after year end by the Board of Directors based upon the Company’s overall financial performance against revenue and EBITDA goals established for the year. Each agency and the corporate entity are allocated a portion of the overall funded bonus pool based on their respective performance against their annual entity financial goals. Bonuses payable to each executive are adjusted upward or downward from target based upon funding and actual performance against their specific financial and organizational performance metrics. All bonuses for the Company’s executive officers are reviewed and approved by the Compensation Committee.

Stock Based Incentives

The Company’s 2000 Stock Option and Incentive Plan (the “Plan”) provides for grants of stock based incentives to all employees of the Company. The Plan provides for significant grants to executives of the Company who are in a position to make major contributions to the Company’s growth and profitability. In 2005 restricted stock awards were introduced as the primary mechanism for delivering long term incentives to senior vice presidents and executive vice presidents including the Company’s executive officers. Restricted stock grants replace the annual stock option grant that was historically used to deliver long term incentives. The shift to restricted stock was driven by a number of business factors including the impending expensing of stock options and the goal of minimizing share issuance and shareholder dilution. Restricted stock granted to each senior executive is based on an assessment of each individual’s long term potential and expected impact on the Company’s performance relative to equity guidelines approved by the Compensation Committee for each executive level. The guidelines reflect competitive practice and were established in consultation with an independent executive compensation consultant engaged by the Compensation Committee. New employees received stock option grants upon hiring and additional stock options are typically granted when an executive is promoted.

Deferred Compensation Plan

The Company’s Deferred Compensation Plan also assists in retaining and attracting executive employees by providing them with tax deferred savings opportunities. Under the Deferred Compensation Plan, a select group of executives and highly compensated employees, including the Company’s executive officers, may defer up to 100% of their base salary and incentive cash compensation on a pre-tax basis and receive a tax-deferred return on the pre-tax deferrals. The amounts deferred are excluded from the employee’s taxable income and are not deductible by the Company until paid. Subject to IRS rules, the employee selects from a limited number of mutual funds and the deferred liability is increased or decreased to correspond to the market value of these underlying hypothetical mutual fund investments. The Deferred Compensation Plan is an unfunded plan and participants are unsecured general creditors of the Company. However, the Company has established and made contributions to a rabbi trust to offset this liability. The trust assets are currently invested in the mutual funds selected as hypothetical investments by the participants so as to match their activity. The administration of the Deferred Compensation Plan has been modified to conform to IRS guidance on the new tax legislation governing deferred compensation.

Stock Ownership Guidelines for Executive Officers

In October 2005, the Company adopted Stock Ownership Guidelines for Executive Officers. The guidelines were adopted to align the interests of its senior most executives with the interests of its stockholders and to further its commitment to the principles of sound corporate governance. The ownership guidelines specify a number of shares that the Company’s executive officers must accumulate and hold within five years of the later of the effective date of the program or the date of appointment as an officer. The specific share requirements are based on a multiple of annual base salary ranging from one and one-half to five times, with the higher multiples applicable to executive officers having the highest levels of responsibility. The guidelines are available on the Company’s website at www.digitasinc.com.

CEO Compensation

The compensation of Mr. Kenny, who serves as the Company’s Chief Executive Officer, is managed under the same set of compensation objectives, programs and guidelines as the other executive officers. In 2005 Mr. Kenny’s base salary did not change from the prior year. In February 2006 the Compensation Committee engaged an independent executive compensation consultant to perform a total compensation benchmarking study to provide comparative data from which to analyze Mr. Kenny’s base salary and annual cash bonus. Data sources of the study included independent executive compensation surveys and proxy statement data representing a combination of advertising, high technology, and marketing industries. Mr. Kenny’s 2005 annual bonus reflects the Company’s financial performance, including strong revenue growth, accomplishments against strategic goals, including client diversification and penetration, and compensation commensurate with a high level of performance by a Chief Executive Officer in a similar company. Consistent with the equity strategy for other executive officers, Mr. Kenny’s annual equity grant was made in the form of a restricted stock grant in lieu of a stock option grant. The Compensation Committee determined Mr. Kenny’s grant based on their assessment of his expected long term impact on the Company’s performance and within the competitive guidelines established in consultation with an independent executive compensation consultant engaged by the Committee.

IRS Limits on Tax Deductibility of Compensation

The Securities and Exchange Commission requires that this report comment upon the Company’s policy with respect to Section 162(m) of the Internal Revenue Code of 1986, under which the Company may not deduct certain forms of compensation in excess of one million dollars paid to an executive officer listed in the Summary Compensation Table unless certain requirements are met. The Committee’s policy is to balance the deductibility of compensation with the need to provide appropriate and competitive financial rewards to Company executives.

Respectfully submitted,

The Compensation Committee

Gregor S. Bailar

Michael E. Bronner

Gail J. McGovern

Summary Compensation

The following table sets forth information concerning compensation for services rendered in all capacities awarded to, earned by or paid to, the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 2005, each of whom earned in excess of $100,000 in salary and bonus during fiscal year 2005 (the “Named Executive Officers”).

Summary Compensation Table

						Long-term Compensation				All Other Compensation ($)
		Annual Compensation				Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Restricted Stock Award(s) ($)		Securities Underlying Options/ SARs (#)	LTIP Payouts ($)
David W. Kenny Chairman and Chief Executive Officer	2005	563,125	465,000		—	620,625	(1)	–0–	—	13,720	(2)
	2004	562,500	402,188		—	–0–		100,000	—	9,795	(3)
	2003	562,500	367,000		—	–0–		–0–	—	9,540	(4)

Laura W. Lang President, Digitas LLC	2005	475,465	406,000		—	461,745	(5)	–0–	—	13,720	(6)
	2004	450,000	285,047		—	–0–		150,000	—	44,037	(7)

Martin F. Reidy President, Modem Media, Inc.	2005	425,225	282,000		—	223,425	(8)	–0–	—	5,679	(9)
	2004	367,260	293,583	(10)	—	–0–		175,000	—	4,422	(11)

Cella M. Irvine Executive Vice President and Chief Administrative Officer	2005	301,738	264,000		—	198,600	(12)	75,000	—	6,684	(13)

Brian K. Roberts Executive Vice President, Chief Financial and Accounting Officer	2005	274,052	124,000		—	93,342	(14)	55,000	—	7,442	(15)
	2004	200,000	78,000		—	–0–		15,000	—	3,438	(16)
	2003	200,000	68,400		—	–0–		7,243	—	3,355	(17)

(1)	Mr. Kenny was granted an award of 62,500 restricted common shares of Digitas Inc. at a purchase price of $0.01 per share on April 1, 2005. The closing market price on that date was $9.94 per share. The vesting schedule for this award is as follows: 31,250 shares will vest on April 1, 2007 and an additional 31,250 shares will vest on April 1, 2008.

(2)	Includes (1) parking expense in the amount of $6,700, (2) insurance premiums in the amount of $720 with respect to a term life insurance policy and (3) matching contributions in the amount of $6,300 under the Company’s 401(k) Plan paid by the Company on behalf of Mr. Kenny.

(3)	Includes (1) parking expense in the amount of $6,000, (2) insurance premiums in the amount of $720 with respect to a term life insurance policy and (3) matching contributions in the amount of $3,075 under the Company’s 401(k) Plan paid by the Company on behalf of Mr. Kenny.

(4)	Includes (1) parking expense in the amount of $5,700, (2) insurance premiums in the amount of $840 with respect to a term life insurance policy and (3) matching contributions in the amount of $3,000 under the Company’s 401(k) Plan paid by the Company on behalf of Mr. Kenny.

(5)	Ms. Lang was granted an award of 46,500 restricted common shares of Digitas Inc. at a purchase price of $0.01 per share on April 1, 2005. The closing market price on that date was $9.94 per share. The vesting schedule for this award is as follows: 23,250 shares will vest on April 1, 2007 and an additional 23,250 shares will vest on April 1, 2008.

(6)	Includes (1) parking expense in the amount of $6,700, (2) insurance premiums in the amount of $720 with respect to a term life insurance policy and (3) matching contributions in the amount of $6,300 under the Company’s 401(k) Plan paid by the Company on behalf of Ms. Lang.

(7)	Includes (1) parking expense in the amount of $2,860, (2) insurance premiums in the amount of $720 with respect to a term life insurance policy, (3) matching contributions in the amount of $3,075 under the Company’s 401(k) Plan paid by the Company on behalf of Ms. Lang, (4) $36,382 for relocation assistance and (5) $1,000 for GM incentive bonus.

(8)	Mr. Reidy was granted an award of 22,500 restricted common shares of Digitas Inc. at a purchase price of $0.01 per share on April 1, 2005. The closing market price on that date was $9.94 per share. The vesting schedule for this award is as follows: 11,250 shares will vest on April 1, 2007 and an additional 11,250 shares will vest on April 1, 2008.

(9)	Includes (1) parking expense in the amount of $4,995 and (2) insurance premiums in the amount of $684 with respect to a term life insurance policy paid by the Company on behalf of Mr. Reidy.

(10)	Aggregate amount consists of one bonus in the amount of $150,000 paid in January 2004 and a second bonus in the amount of $143,583 paid in April 2005.

(11)	Includes (1) parking expense in the amount of $3,900 and (2) insurance premiums in the amount of $522 with respect to a term life insurance policy paid by the Company on behalf of Mr. Reidy.

(12)	Ms. Irvine was granted an award of 20,000 restricted common shares of Digitas Inc. at a purchase price of $0.01 per share on April 1, 2005. The closing market price on that date was $9.94 per share. The vesting schedule for this award is as follows: 10,000 shares will vest on April 1, 2007 and an additional 10,000 shares will vest on April 1, 2008.

(13)	Includes (1) insurance premiums in the amount of $384 with respect to a term life insurance policy and (3) matching contributions in the amount of $6,300 under the Company’s 401(k) Plan paid by the Company on behalf of Ms. Irvine.

(14)	Mr. Roberts was granted an award of 9,400 restricted common shares of Digitas Inc. at a purchase price of $0.01 per share on April 1, 2005. The closing market price on that date was $9.94 per share. The vesting schedule for this award is as follows: 4,700 shares will vest on April 1, 2007 and an additional 4,700 shares will vest on April 1, 2008.

(15)	Includes (1) parking expense in the amount of $650, (2) insurance premiums in the amount of $492 with respect to a term life insurance policy and (3) matching contributions in the amount of $6,300 under the Company’s 401(k) Plan paid by the Company on behalf of Mr. Roberts.

(16)	Includes (1) insurance premiums in the amount of $380 with respect to a term life insurance policy and (2) matching contributions in the amount of $3,058 under the Company’s 401(k) Plan paid by the Company on behalf of Mr. Roberts.

(17)	Includes (1) insurance premiums in the amount of $355 with respect to a term life insurance policy and (2) matching contributions in the amount of $3,000 under the Company’s 401(k) Plan paid by the Company on behalf of Mr. Roberts.

Option Grants

The following tables set forth certain information concerning the individual grant of options to purchase Common Stock of the Company to the Named Executive Officers of the Company during 2005.

Options Granted in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms(1)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Per Share Exercise Price ($)	Expiration Date	5% ($)	10% ($)
Cella M. Irvine	75,000	3.42%	9.94	3/31/15	468,841	1,188,135
Brian K. Roberts	30,000	1.37%	10.00	1/31/15	188,668	478,123
Brian K. Roberts	25,000	1.14%	10.55	10/31/15	165,871	420,350

(1)	Potential realizable values are based on assumed compound annual appreciation rates specified by the Securities and Exchange Commission. These increases in value are based on speculative assumptions and are not intended to forecast possible future appreciation, if any, of the Company’s stock price. The options will have value only if exercised, and that value will depend on the share price on the exercise date.

Option Exercise and Option Values

The following table sets forth certain information concerning option exercises by the Named Executive Officers of the Company during the year ended December 31, 2005 and the number and value of unvested options to purchase Common Stock of the Company held by the Named Executive Officers who held such options at December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-end Option Values

	Number of Shares Acquired on Exercise	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
David W. Kenny	1,533,334	13,737,619	6,794,147	68,750	72,079,412	312,125
Laura W. Lang	0	0	637,179	118,750	5,496,171	570,875
Martin F. Reidy	0	0	62,500	112,500	218,000	405,000
Cella M. Irvine	0	0	0	75,000	0	193,500
Brian K. Roberts	0	0	67,292	64,375	497,223	145,663

(1)	The value of unexercised in-the-money options held at December 31, 2005 represents the total gain which the option holder would realize if he or she exercised all of the in-the-money options held on December 31, 2005, and is determined by multiplying the number of shares of Common Stock underlying the options by the difference between $12.52, which is the closing price per share of our Common Stock on the Nasdaq National Market on December 31, 2005, the last trading day of 2005, and the applicable per share option exercise price. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

Compensation Committee Interlocks and Insider Participation

From January 1, 2005 until May 12, 2005, the Compensation Committee consisted of Messrs. Bailar and Kern and Ms. McGovern. On May 12, 2005 Mr. Kern ceased to be a member of the Compensation Committee and Mr. Bronner joined the Compensation Committee. None of these individuals was at any time during the year, or at any other time, an officer or employee of the Company. No executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has or had any executive officer serving as a member of the Company’s Board of Directors or Compensation Committee.

Employment Agreements with Executive Officers

The Company has entered into employment agreements with each of Messrs. Kenny, Reidy and Roberts and Mmes. Lang and Irvine. Under the agreements, which are subject to annual review, these executives are entitled to annual base salaries in the following amounts: Mr. Kenny, $562,500, Ms. Lang, $475,000; Mr. Reidy $425,000; Mr. Roberts $300,000 and Ms. Irvine, $400,000. In addition, under each employment agreement the executive is eligible to receive an annual bonus based upon his or her individual performance and that of the Company. Each employment agreement has a two-year term which automatically extends for additional one-year terms unless the Company, or the executive, elects not to renew the agreement. Each employment agreement can be terminated during its term by the Company or by the executive. Under the applicable agreement, in the event that the Company terminates the executive’s employment without cause (as defined in the agreement) or if the executive terminates his or her employment because the Company breached certain provisions of his or her employment agreement and failed to cure the breach, Mr. Kenny is eligible to receive two years of base salary, bonus and group health benefits and his unvested stock options and restricted stock will become vested according to the provisions of the applicable stock option plan; Mmes. Lang and Irvine and Mr. Reidy are each eligible to receive one year of base salary, bonus and group health benefits; and Mr. Roberts is eligible to receive six months of base salary and one year of group health benefits. If any employment agreement is terminated by the Company for cause, or by the executive without “good reason” (as defined in the agreement), the executive receives his or her base salary through the date of termination and any other bonus payments or benefits in which he or she is vested as of the date of termination. If any termination is due to disability, the executive would receive those same payments and benefits as well as benefits under any long-term disability insurance coverage. If any termination is due to the executive’s death, he or she receives his or her base salary for 90 days thereafter and any other bonus payments or benefits in which he or she is vested as of the date of death.

The employment agreements provide different benefits if, within two years following a corporate change of control (as defined in the agreement), the executive’s employment is terminated, either by the Company without cause or by the executive, due to a material adverse change in his or her duties, status, authority, responsibilities, or compensation, or if his or her principal place of employment immediately prior to the change in control is relocated more than 50 miles from such place of employment. Under such circumstances, all unvested stock options and restricted stock held by the executive will become immediately vested. In addition to the vesting of those stock options and restricted stock, under such circumstances Mr. Kenny would receive two years of base salary, two years of bonus and group health benefits; Mmes. Lang and Irvine and Mr. Reidy would receive two years of base salary, one year of bonus and group health benefits; and Mr. Roberts would receive one year of base salary, bonus and group health benefits.

Comparison of Stockholder Return

The following performance graph compares the Company’s cumulative total return on its Common Stock since its initial public offering on March 14, 2000 with the total return of the Nasdaq Market Index, The Dow Jones Internet Composite Index and an old peer group. As the market shifts increasingly from traditional advertising to digital marketing and media, so has the focus of the Company’s business. Accordingly, it is more relevant to compare the Company’s total return against an index with a greater digital marketing and media focus rather than the defined peer group that was used in the past. The old peer group consists of: Accenture Ltd., aQuantive, Inc., Interpublic Group of Companies Inc., Omnicom Group Inc., Publicis Groupe S.A., Sapient Corporation, and WPP Group PLC. The comparison assumes the investment of $100 on March 14, 2001 in the Company’s Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

	3/14/00	3/31/00	6/30/00	9/30/00	12/31/00	3/31/01	6/30/01	9/30/01	12/31/01	3/31/02
DIGITAS INC.	100.00	102.08	67.97	73.96	21.10	19.53	18.33	9.59	16.75	22.83
DOW JONES INTERNET COMPOSITE INDEX	100.00	81.62	61.17	60.91	28.98	14.80	17.92	8.26	13.22	11.36
NASDAQ MARKET INDEX	100.00	98.83	85.01	78.44	52.71	39.74	46.58	32.35	42.16	39.96
PEER GROUP INDEX	100.00	103.29	94.99	76.21	79.51	70.61	67.23	48.53	74.48	80.14

6/30/02	9/30/02	12/31/02	3/31/03	6/30/03	9/30/03	12/31/03	3/31/04	6/30/04	9/30/04	12/31/04	3/31/05	6/30/05	9/30/05	12/31/05
18.95	9.17	14.42	13.46	20.80	30.25	38.83	42.88	45.96	32.21	39.79	42.08	47.54	47.33	52.17
7.61	5.73	8.08	8.97	12.28	13.07	14.69	15.23	16.51	14.46	18.21	15.08	16.49	18.18	20.01
32.05	25.71	29.36	29.51	35.74	39.48	44.23	44.13	45.43	42.17	48.47	44.65	46.20	48.27	49.64
52.55	44.36	49.83	39.82	54.57	58.02	68.86	65.91	65.26	61.70	69.39	68.79	64.57	67.54	70.92

Proposal 2—Ratification of Ernst & Young LLP as Independent Auditors of the Company

The Board of Directors has appointed the firm Ernst & Young LLP, independent auditors for the Company during fiscal years ending December 31, 2002, December 31, 2003, December 31, 2004, and December 31, 2005, to serve in the same capacity for the fiscal year ending December 31, 2006, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Vote Required for Approval

To ratify Ernst & Young LLP as independent auditors of the Company a majority of the votes cast by the holders of the shares of common stock represented and entitled to vote at the Annual Meeting must approve provided that a quorum is present. Consistent with applicable law, the Company intends to count abstentions and broker non-votes for the purpose of determining the presence or absence of a quorum for the transaction of business, and abstentions will also count in determining total votes cast. Abstentions and any shares not voted (whether by broker non-vote or otherwise) will have no impact on the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors, except to the extent that the failure to vote results in less than 50% in interest of all securities entitled to vote actually casting votes.

Recommendation

The Board of Directors recommends that the stockholders vote FOR the ratification of Ernst & Young LLP as independent auditors of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of the Company’s outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market, Inc. Section 16 Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Except as described below, based solely on the Company’s review of the copies of such forms received by the Company, or written representations from certain Section 16 persons that no Section 16(a) reports were required for such persons, the Company believes that during 2005, the Section 16 Persons complied with all Section 16(a) filing requirements applicable to them.

Cella M. Irvine inadvertently filed one late report regarding her receipt on April 1, 2005 of options to purchase common stock of the Company. That transaction was reported on a Form 4 filed on April 8, 2005.

Brian K. Roberts inadvertently filed one late report regarding his receipt on February 1, 2005 of options to purchase common stock of the Company. That transaction was reported on a Form 4 on April 13, 2005. Mr. Roberts also inadvertently filed one late report relating to his November 1, 2005 receipt of options to purchase common stock of the Company. That transaction was reported on a Form 4 on November 21, 2005.

OTHER MATTERS

Expenses of Solicitation

Cost of Soliciting Proxies

The Company has retained InvestorCom, Inc. to aid in the solicitation of proxies, at an estimated cost of $10,000 plus reimbursement for reasonable out-of-pocket expenses. The Company will also bear the cost of making solicitations from its stockholders and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. Proxies may be solicited by mail or in person by directors, officers, or employees of the Company and its subsidiaries.

The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

Copies of Annual Report on Form 10-K

Upon request, Digitas will provide a free copy of its 2005 Annual Report on Form 10-K for the fiscal year ended December 31, 2005 to any stockholder of record. If you would like a copy, please call (617) 867-1988 or write to Investor Relations, Digitas Inc., 33 Arch Street, Boston, Massachusetts 02110. Copies of exhibits to the 2005 Annual Report on Form 10-K will be available at a price of $.10 per page.

Submission of Stockholder Proposals for 2007 Annual Meeting

Stockholder proposals intended to be presented at the Company’s 2007 annual meeting of stockholders must be received by the Company on or before December 5, 2006 in order to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. Any proposal submitted after that date will be untimely. These proposals must also comply with the rules of the Securities and Exchange Commission governing the form and content of proposals in order to be included in the Company’s proxy statement and form of proxy and should be mailed to: Secretary/General Counsel, Digitas Inc., 33 Arch Street, Boston, Massachusetts 02110.

The Company’s Bylaws provide that any stockholder of record wishing to have a stockholder proposal that is not included in the Company’s proxy statement considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation (as set forth in the Bylaws and, to the extent applicable, the Nominating Committee Charter) to the Company’s Secretary at its principal executive office not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In the event, however, that the annual meeting is scheduled for a date that is more than 30 days before or more than 60 days after such anniversary date, the stockholder must provide written notice not earlier than the close of business on the 120th day prior to the scheduled date of the annual meeting and not later than the later of (i) the 90th day prior to the scheduled date of the annual meeting or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. Proxies solicited by the Board of Directors will confer discretionary voting authority on the proxy holders with respect to these proposals, subject to rules of the Securities and Exchange Commission governing the exercise of this authority.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE ENCLOSED PROXY CARD; (2) GO TO THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; OR (3) MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. VOTES SUBMITTED VIA THE INTERNET OR BY TELEPHONE MUST BE RECEIVED BY 12:00 MIDNIGHT BOSTON TIME ON MAY 10, 2006. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

EXHIBIT A

DIGITAS INC.

Charter for the Audit Committee of the Board of Directors

Amended and Restated January 24, 2006

Purpose:

•	The primary responsibility of the Audit Committee of the Board of Directors of Digitas Inc. is to assist the Board in fulfilling its responsibilities relating to the Company’s reporting processes by monitoring:

1.	the integrity and quality of the financial statements of the Company;

2.	the internal control and financial reporting environment of the Company;

3.	the compliance by the Company with applicable governmental laws, rules and regulations; and

4.	the independence and performance of the Company’s independent auditor (“Auditor”).

Membership / Resources:

•	The Committee shall consist of at least three directors elected by the Board, each of whom must (1) be “independent” as defined in Rule 4200(a)(15) under the Marketplace Rules of the National Association of Securities Dealers, Inc. (the “NASDAQ Independence Rules”) and as defined in Section 10A(m)(3) of the Securities Exchange Act of 1934 and Rule 10A-3(b)(1) thereunder (the “SEC Independence Rules”), and (2) be able to read and understand fundamental financial statements. At least one of the members must have past employment experience in finance or accounting or any other comparable experience or background which results in the individual’s qualification as an “audit committee financial expert” (as such term has been defined by the Securities and Exchange Commission).

•	The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee.

•	The Committee shall have appropriate funding, as determined by the Committee, for payment of compensation to any special legal counsel or other consultants employed by the Committee, any public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and ordinary administrative expenses of the Committee that are necessary and appropriate in carrying out its duties.

Committee Duties and Operating Policies:

The Committee shall:

•	Be directly responsible for oversight of the work of the Auditor (including resolution of disagreements between management and the Auditor regarding financial reporting) and instruct the Auditor that the Auditor shall report directly to the Audit Committee.

•	Ensure that the Auditor submits an annual, formal, written report regarding the Auditor’s independence consistent with Independence Standards Board—Standard 1; discuss such report with the Auditor and recommend that the Board take appropriate action to oversee the independence of the Auditor.

•	Consider the appropriateness of an internal audit function, and review and approve the appointment of senior internal audit executives. If the Company has an internal audit function, review any significant reports to management prepared by the internal auditors and also review the response of management.

•	Consider, in consultation with the Auditor and management, the audit scope and work plan of the Auditor, and the internal auditor if applicable. Approve the terms of engagement and compensation to be paid to the Auditor for all audit and audit-related services. Approve the retention of the Auditor for any allowable non-audit service and the fee for such service.

•	Review, at least quarterly, in executive session with the Auditor, any problems or difficulties the Auditor may have encountered in the course of its work, any restrictions on the scope of activities or access to required information, any disagreements with management and any management letter provided by the Auditor and the Company’s response to that letter.

•	Review, at least quarterly, in executive session with the chief financial officer (and also with the senior internal auditing officer, if the Company has such) any problems or difficulties the chief financial officer may have encountered in carrying out his duties.

•	Establish and review, at least annually, the procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and the procedures for confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Consider and review with the Auditor and management:

1.	The annual financial statements, including significant financial reporting issues, critical accounting policies and judgments made in connection with the preparation of the Company’s financial statements;

2.	The adequacy of the Company’s internal controls and procedures for financial reporting and suggested changes and improvements to the Company’s accounting practices or internal control environment, and management’s responses thereto, including reviewing management’s annual report on internal control over financial reporting and the Auditor’s attestation thereof;

3.	The Company’s major risk exposures to financial statement integrity and internal controls, and the steps taken to monitor and mitigate such exposures;

4.	Major issues regarding and changes to the Company’s auditing and accounting principles and practices, as raised by the Auditor, management or internal auditors;

5.	The effect of any off-balance sheet structures and of proposed regulatory and accounting changes on the Company’s financial statements;

6.	The Company’s quarterly financial statements prior to the announcement of quarterly financial results and the filing of the Company’s Form 10-Q, including the results of the Auditor’s reviews of the quarterly financial statements; and

7.	Any correspondence with regulators and government agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

•	Obtain from management and the Auditor assurance that the Company is in conformity with applicable legal requirements and the Company’s Code of Conduct, including, in particular, disclosures of any insider and affiliated party transactions.

•	Obtain from the Auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated.

•	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance polices and any material reports or inquiries received from regulators or governmental agencies.

•	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	Report to the Board, at least annually, concerning the activities of the Committee.

•	Advise the Board, at least annually, with respect to the Company’s policies and procedures regarding compliance with applicable laws, rules and regulations and with the Company’s Code of Conduct.

•	Review and reassess the adequacy of this Charter annually and submit any recommended changes to the Board for approval.

In fulfilling its responsibilities, the Committee shall meet at least annually with the chief financial officer, any senior internal auditing executive and the Auditor in separate executive sessions.

While the Committee has the responsibilities and power set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Such activities are the responsibility of management and the Auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the Auditor or to assure compliance with laws and regulations and the Company’s Code of Conduct.

[Front of Proxy Card]

DIGITAS INC.

33 Arch Street

Boston, Massachusetts 02110

Proxy for the 2006 Annual Meeting of Stockholders

May 11, 2006

This Proxy is Solicited on Behalf of the Board of Directors of Digitas Inc.

The undersigned acknowledge(s) receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 4, 2006, and hereby constitutes and appoints David W. Kenny and Ernest W. Cloutier (the “Proxies”) and each of them as Proxies of the undersigned, each with the power to appoint his substitute and to act alone, and authorizes each of them acting singly, to represent and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of Digitas Inc. (the “Company”) held of record by the undersigned on March 16, 2006, at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 11, 2006 at 10:30 a.m., local time, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no directions are indicated, this proxy will be voted (i) “FOR” the election of the nominee set forth in Proposal 1 and (ii) “FOR” the ratification of Ernst & Young LLP as independent auditors under Proposal 2. A stockholder wishing to vote in accordance with the Board of Directors’ recommendations may vote this proxy in one of the following ways: (1) call the toll-free telephone number 1-800-PROXIES and follow the instructions; (2) go to the website address www.voteproxy.com and follow the on-screen instructions to vote over the Internet; or (3) mark, sign, date and promptly return this proxy in the postage-paid envelope provided.

The Board of Directors Recommends a Vote FOR Proposal 1 and FOR Proposal 2

Appearing on the Reverse Side hereof.

(The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.) PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors:

3.       In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof as to which discretionary authority may be granted.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2. This proxy also confers discretionary authority with respect to any business as may properly come before the meeting or any adjournment or postponement thereof as to which discretionary authority may be granted.

NOMINEE:
☐ FOR NOMINEE ☐ WITHHOLD AUTHORITY FOR NOMINEE	Gregor S. Bailar
2. Selection of Ernst & Young LLP as the Company’s independent auditors for fiscal year ending December 31, 2006: ☐ FOR ☐ AGAINST ☐ ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐
Signature of Stockholder :	Date:	Signature of Stockholder: Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

LIBC/1117509.1